September 2, 2005

Impac Mortgage Holdings, Inc.

1401 Dove Street

Newport Beach, California 92660

Re:	Registration of Shares on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of an aggregate of 2,629,804 shares (the “Shares”) of common stock, $0.01 par value per share, under the Company’s 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the “2001 Stock Plan”).

You have requested our opinion as to the matter set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended or supplemented, and Bylaws, as amended, and the corporate actions of the Company that provide for the adoption and subsequent amendments of the 2001 Stock Plan and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company in rendering our opinion. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the provisions of the Maryland General Corporation Law, including the applicable provisions of the Maryland Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the 2001 Stock Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP